EXHIBIT 10.8

2009 DECLARATION OF AMENDMENT TO the
nonemployee directors' stock option plan

THIS 2009 DECLARATION OF AMENDMENT (the "Declaration of Amendment"), is made effective as of the 30th day of July, 2009, by RF MICRO DEVICES, INC. (the "Corporation"), to the Nonemployee Directors' Stock Option Plan of RF Micro Devices, Inc., as Amended and Restated Through June 13, 2003 (the "Plan").

R E C I T A L S:

WHEREAS, the Board of Directors of the Corporation has deemed it advisable to amend Section 8 of the Plan to expressly authorize the Administrator to modify and/or extend the period during which an Option may be vested and/or exercised; and

WHEREAS, the Board desires to evidence such amendment by this Declaration of Amendment.

NOW, THEREFORE, IT IS DECLARED that, effective as of July 30, 2009, the Plan shall be and hereby is amended as follows:

1.                  Amendment to Section 8 (Option Period and Limitations on the Right to Exercise Options").  Section 8(b) of the Plan is hereby amended by deleting current Sections 8(b)(i) and Section 8(b)(ii) and inserting in lieu thereof new Section 8(b)(i), Section 8(b)(ii) and Section 8(b)(iii) (with the remainder of Section 8 being unchanged):

                        "(a)       Unless the Administrator determines otherwise, with respect to Options granted on or after the effective date of the Plan and prior to July 22, 2003, if a Director's service on the Board terminates for any reason (including death), that portion of any such Option which was exercisable immediately before such termination may be exercised by the Director (or, in the event of his death, by such person or persons as shall have acquired the right to exercise the Option by will or the laws of intestate succession) at any time within 180 days following the date of such termination, and after such 180-day period, such Options shall terminate.

                        (b)        Unless the Administrator determines otherwise, with respect to Options granted on or after July 22, 2003, if a Director's service on the Board terminates for any reason (including death), that portion of any such Option which was exercisable immediately before such termination may be exercised by the Director (or, in the event of his death, by such person or persons as shall have acquired the right to exercise the Option by will or the laws of intestate succession) until the earlier of (A) the expiration of the 24-month period following the date of such termination of service or (B) the close of the Option Period, and, after such date, such Option will terminate.

                        (c)        The Administrator shall have authority to modify and/or extend the terms and conditions for vesting and/or exercise of any Option (subject to any Code Section 409A considerations)."

2.                  Continued Effect.  Except as set forth herein, the Plan shall be unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, this  Declaration of Amendment is executed on behalf of RF Micro Devices, Inc. effective as of the day and year first above written.

RF MICRO DEVICES, INC.

By: /s/ Robert A. Bruggeworth

Robert A. Bruggeworth

President and Chief Executive Officer

ATTEST:

/s/ Suzanne B. Rudy

Assistant Secretary

[Corporate Seal]

2